SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Zendesk, Inc.

(Name of Registrant as Specified in Its Charter)

JANA Partners LLC

JANA Special Situations Management, LP

Barry Rosenstein

Quincy Allen

Felicia Alvaro

Jeff Fox

Scott Ostfeld

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Rejection Of Momentive Acquisition Would Be A Huge Win For Zendesk Shareholders Says JANA Partners; Believes Rejection Would Indicate Zendesk Requires Significant Board Change Or Should Be Sold

PR Newswire

New York, February 25, 2022 /PRNewswire/ -- JANA Partners LLC today released the following statement regarding Zendesk (NYSE: ZEN) following press reports indicating Zendesk shareholders are expected to reject the proposed acquisition of Momentive (NASDAQ: MNTV) (formerly SurveyMonkey):

We believe a rejection of the proposed Momentive acquisition would be a huge win for Zendesk shareholders, a repudiation of Zendesk’s board, and a strong indication that Zendesk either requires significant board change or should be sold.

We believe that the misalignment between Zendesk’s board and its shareholders has never been more evident. The proposed Momentive acquisition was met by a significant decline in Zendesk’s stock and widespread censure from Zendesk shareholders and analysts since the day of its announcement. Nevertheless, Zendesk’s board elected to use the company’s full resources to pursue this acquisition as its top strategic priority for the past four months. In the process, Zendesk’s board burned tens of millions of dollars of shareholder capital pursuing Momentive, eroded the company’s own credibility, and distracted the company from its attractive standalone prospects, while at the same time refusing to engage with buyers interested in acquiring Zendesk at a premium.

We encourage shareholders to vote the WHITE proxy card at the Zendesk 2022 annual meeting.

Contact: IR@janapartners.com

Important Information

JANA Partners LLC, JANA Special Situations Management, LP, Barry Rosenstein (“collectively JANA”), Quincy Allen, Felicia Alvaro, Jeff Fox and Scott Ostfeld (collectively and together with JANA, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of WHITE proxy to be used in connection with the solicitation of proxies from the stockholders of Zendesk, Inc. (“Zendesk” or the “Company”) in connection with the Company's 2022 annual meeting of stockholders (the “2022 Annual Meeting”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies, each in connection with the 2022 Annual Meeting, by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying WHITE proxy card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in a Schedule 14A filed by the Participants with the SEC on February 16, 2022. This document is available free of charge from the source indicated above.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this letter and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this letter and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this letter and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. JANA disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results. JANA has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties. Except as otherwise expressly stated herein, any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.